                                                                     Exhibit 4.9

United Defense                       ----------------------------------------
                                      STANDARD POLICY NO. UDLP - COMP-003
                                     ----------------------------------------


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                                                 EFFECTIVE DATE: January 1, 1998
TITLE:                                                          REV. LEVEL: None
         UDLP MANAGEMENT INCENTIVE PLAN                         SUPERSEDES: None
                                                        APPLICABILITY: UDLP-Wide

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Description of Changes:                       Initial release
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CONTENTS

          PAGE  #

             2        MANAGEMENT INCENTIVE PLAN
                2     Philosophy
                2     General Features
                3     Setting Targets and Objectives
                4     Business Performance Measurement
                4     Strategic Performance Measurement
                4     Incentive Calculation
                4     Summary

                      MANAGEMENT INCENTIVE PLAN

Philosophy
The UDLP Management Incentive Plan (often called the Bonus Plan) is a variable cash based incentive plan designed to focus management attention on performance factors important to the continued success of their business unit and the company overall. Achievement of high standards of business and individual performance should be rewarded financially and conversely, significant compensation should be at risk for failing to achieve those high standards.

The opportunity to earn compensation in addition to base salary is an integral part of our total compensation approach. The Management Incentive Plan serves as a direct link between a participant's compensation and the performance of a business unit or the company overall.

General Features
Participants are senior managers in a position to significantly affect the performance of their business unit. These are generally managers with responsibility across an entire business unit, i.e. headquarter executives; division and other general managers; and selected functional managers at the division, and headquarter levels. Only those participants who are full-time UDLP employees at the end of the incentive period are eligible to receive an award.

                                       1

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Target incentive compensation is over and above the base salary. It is a function of the annual results, both by the individual and the relevant business unit.

Base salary levels are established using competitive comparisons. The target incentive compensation, a percent of base salary, is similarly determined, thus ensuring the competitiveness of UDLP's total target compensation. Base salary and target annual incentives are considered competitive total compensation.

Actual incentive awards may range from zero to two hundred percent of target. The target incentive percent varies from 15 to 65 percent of base salary, depending on the participant's salary grade.

Incentive awards are not guaranteed. The plan requires reasonable risk on the part of the participant, commensurate with potential reward-an opportunity to raise total compensation significantly above the target opportunity.

Setting Targets and Objectives
Key to an effective and equitable management incentive plan are the quality, realism and stretch of the targets and objectives. In setting these targets and objectives we focus on high standards continuous improvement and participant involvement.

Incentive award targets and performance measurements are built around two basic factors: business performance (BPF) and strategic performance (SPF). The weighting of those factors, can vary from one business unit to another, reflecting the relative importance of business to individual performance for that unit during any one incentive period. However at the present time, all units are on 80% BPF and 20% SPF. Between them, business (BPF) and strategic
(SPF) performance factors total 100 percent.

The business performance factor (BPF) uses financial performance measures important to the business unit. Currently, cash flow and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) are the primary business performance measures. Budgets as well as past and expected future performance results are the criteria used in setting BPF targets. Each business unit has its own cash flow targets. These are reviewed and approved by headquarters. Achievement of the business performance targets results in a 1.0 BPF rating.

Strategic performance (SPF) objectives are set annually for each participant. They are intended to be significant results that need to be achieved if the business unit's strategic and overall performance objectives are to be realized.

Strategic performance objectives are important personal objectives directly related to a participant's major responsibilities. For example, these objectives could include such areas as market and/or customer share improvement; cost improvements; globalization; pricing; inventory levels; introduction or improvement of products, processes or systems; health, safety and environmental performance; management development; or developing a diverse, innovative and productive team. In almost all cases, SPFs should include a manager's responsibility for management development and achieving the company's diversity objectives.

Business Performance Measurement
Actual business performance is adjusted to level the effect of currency translations, accounting changes, R&D investments, acquisitions costs, land sales, strategic restructuring costs, capital expenditures, etc. Adjusted performance results are compared with the previously set targets and the zero
(0) and two (2.0) performance levels. This comparison results in a business performance factor (BPF) rating for each business unit that is somewhere on a scale of zero to two.

Strategic Performance Measurement
Strategic performance (SPF) objectives are mutually agreed to by the participant and his or her manager. These objectives, should be documented, along with the results expected and measurements to be used. In rating SPF performance, achievement of SPF objectives, overall job performance, response to unplanned major events and contributions to the overall management team are all to be considered. Performance is rated using the entire zero to two spectrum. Guides for strategic performance rating are provided.

Incentive Calculation
To determine a participant's incentive, both performance factors, BPF and SPF are rated and weighted according to the predetermined split. The two results are totalled and multiplied by the participant's incentive-year base salary earnings (pro-rated for partial-year participation) to determine the actual incentive.

Summary
UDLP's Management Incentive Plan is a major element in its Compensation system. This plan is an integral part of our competitive total compensation program, offering incentives and rewards offset by commensurate risk.

Participants are individually selected from among those managers whose decisions significantly affect UDLP's performance.

Business and strategic performance targets and objectives are set in areas that require focus and emphasis in the current year including actions intended to execute longer term strategies. Performance is rigorously measured against the targets, objectives and on an overall basis.

Both business unit and individual performance affect incentive awards.

Business Performance Factor

Guidelines for Objective Setting and Evaluation

The 1.0 targets are the levels at which the unit is expected to perform for the year. Each unit's budget is the primary starting point for 1.0 target levels. No incentive is paid for results at or below the zero level, and twice the target incentive is paid for results at or above the 2.0 level.

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Factor                                       Example Targets at:
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                                             0            1.0         2.0
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Cash Flow                                    41.8 Mil     63.4 Mil    106.5 Mil
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Earnings Before Interest,
Taxes, Depreciation and
Amortization (EBITDA)                        61.8 Mil     65.7 Mil    69.6 Mil
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         .    The 1.0 targets are established at levels judged to have a 50/50 chance of attainment and the zero and 2.0 extremes are balanced in terms of reasonable achievement and relative risk.

         . Targets are first developed by division management. The CEO and appropriate staff discuss the targets and agree upon zero, one and two levels.

         . In determining the business performance ratings, actual performance is adjusted to level the effect of currency translations, accounting changes, R&D investments, acquisition costs, land sales, strategic restructuring costs, capital expenditures, etc.

         . Adjusted performance results are compared with targets which results in a BPF rating for each business unit that is somewhere on the scale of zero to two.

                          STRATEGIC PERFORMANCE FACTOR

              Guidelines for Objective Setting and Evaluation

              Each participant submits strategic performance objectives in writing to his/her manager. Performance objectives are based on the major responsibilities assigned to the individual and are related to the business units strategic and/or UDLP's overall performance objectives.

         . To develop individual performance objectives, each participant must understand and commit to the operating units business and human resources strategies.

         . Participants should review their major responsibility areas. Each MRA should be reviewed to determine the results that must be accomplished to ensure the business unit meets or exceeds its operating and strategic objectives. This activity assists in identifying high-priority performance needs.

         . The two to five most important individual objectives should be submitted to the next higher level manager for review and approval.

              Objectives should state results required ensuring that the performance can be measured. In many cases, measurement of results can not be quantified. When this quantification is not possible, there should be a clear statement of the criteria that will be used to judge the accomplishment of the SPF. For example, if the SPF is to develop a strategic plan, success is not determined primarily by a plan being developed on time but rather the quality of thinking that the plan portrays. The SPF should lay out the criteria to determine the quality.

              Measurements enable the participant and manager to determine whether the objective or a portion of the objective has been successfully achieved.

         . Objectives should be stated in measurable terms and should include timing.

         . Objectives should identify specific achievements expected and not merely restate major responsibilities or plans to accomplish them.

         . Objectives should be realistic with some stretch and be based on actual conditions.

         . The degree of difficulty may vary among the objectives. A priority ranking or assessment of relative difficulty, included in the objectives statement, will be of value during the review to determine the strategic performance factor rating.

              In determining the strategic performance rating, the following are considered:

         . The accomplishment of annual objectives and the significance of those objectives to overall business unit results.

         .    Degree of difficulty of the objectives.

         . Overall performance of major responsibilities including self-development.

         . Performance in response to unanticipated circumstances or opportunities.

         . Contributions to the management team and important corporate initiatives.

              Two exhibits are included to use in the SPF rating process.

Guidelines for Evaluating Overall Performance: creates five general levels of performance with definitions of possible performance and a suggested range of ratings for each.

Guidelines for Evaluating Objectives: shows a matrix of the five SPF levels against four possible degrees of difficulty for the objectives being evaluated and a guideline range of ratings for each.


                  GUIDELINES FOR REVIEWING OVERALL PERFORMANCE
                     FOR STRATEGIC PERFORMANCE RATING (SPF)



Overall performance considerably less than standard. Did not meet objectives                     0 to .5
primarily because of own performance. Performance in unplanned circumstances was below expectations. Individual did not demonstrate satisfactory improvement during the year.

Overall performance of major position responsibilities did not meet all                         .5 to .9
expectations. Some objectives achieved but not in a totally satisfactory manner.
Measurable progress made during the year and current progress is satisfactory.

Overall performance of major responsibilities meets current standards.                         .9 to 1.1
Objectives substantially met, especially those of greater significance to business objectives. Performance in unplanned circumstances met or exceeded expectations.

Overall performance consistently met or exceeded standards for all                            1.1 to 1.5
responsibilities. Objectives were generally exceeded during the year. Function for which responsible has shown significant progress. Significant unplanned circumstances occurred during the year and related performance exceeded expectations.

Outstanding performance in all aspects of current job. All objectives exceeded                1.5 to 2.0
with recognition of these accomplishments. Has demonstrated success of at least one major breakthrough or significant project. Professional performer on all job functions and recognized as such by peers and superiors.



                    GUIDELINES FOR REVIEWING SPECIFIC ANNUAL
                OBJECTIVES FOR STRATEGIC PERFORMANCE RATING (SPF)


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                                          DEGREE OF CHALLENGE IN OBJECTIVES
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                                BELOW UDLP       AT UDLP                        UNUSUALLY
ACCOMPLISHMENT                  STANDARD         STANDARD       STRETCH         DEMANDING
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
Met or exceeded all objectives  0.9-1.1          1.2-1.4        1.5-1.6         1.7-2.0
--------------------------------------------------------------------------------------------------
Met objectives                  0.7-0.8          0.9-1.1        1.2-1.4         1.5-1.7
--------------------------------------------------------------------------------------------------
Met objectives with few         0.5-0.6          0.7-0.8        0.9-1.1         1.2-1.4
exceptions
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Met some objectives, fell       0.3-0.4          0.5-0.6        0.7-0.8         1.0-1.1
short in others
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Failed to meet most, fell       0-0.2            0.3-0.4        0.5-0.6         0.7-0.9
short in other objectives
--------------------------------------------------------------------------------------------------

MANAGEMENT INCENTIVE PLAN QUESTIONS AND ANSWERS

ELIGIBILITY AND PARTICIPATION

1. Who is eligible to participate in our management incentive plan? Participation is for those in a position to significantly influence the performance of their business units.

     Headquarter participants are generally line or staff managers in grade 26 or above who report to a Company officer.

     Division and operating unit participants are department heads with functional responsibility for the entire division or business unit. They usually report directly to the division or general manager.

2.   How are participants added?
     Participants must meet the eligibility requirements specified above. Individual participation requires CEO approval.

3. What happens if a participant retires or dies during a plan year? Generally, payment of an award is made only if the participant is an employee at year-end. However, prorated payments are made to participants who retires or to survivors in the case of death of the participant.

     Normal calculation procedures are used. The prorated share is paid at the same time that active participants receive their awards. Managers should compute a participant's final year incentive using the current years business performance factor and strategic performance factor ratings.

4. What are the guidelines for employees who transfer from one business unit to another during the plan year?

     Ratings are determined at each unit using the pertinent information (performance ratings, weightings, base earnings, total ratings and actual incentive). The transferring unit sends this information to the new unit. Awards are paid by the new unit. The appropriate proration of the award is charged to the transferring unit.

TARGET INCENTIVE

1.   What is target incentive compensation? Why do we have it?

     Target incentive represents a specific percentage of a participant's base salary. The target establishes the cash incentive opportunity for 1.0 performance. Target incentive percentages are established to ensure a competitive total compensation opportunity.

2. Target incentive opportunities generally range from a minimum of 15% to a maximum of 65% of base salary earnings. What is the rationale for this?

     Higher incentive percentages at higher responsibility levels is consistent with the competitive practice of placing more of the higher level manager's total compensation at risk.

 3. Actual awards can range from 0 to 200 percent of the target Why establish these limits?

     The 1.0 target performance corresponds to business or individual results that are judged to have a 50-50 chance of being achieved. This level represents a competitive incentive compensation opportunity. The lower limit of 0 preserves the participant's base salary and other compensation. The 2.0 limit protects against unanticipated windfalls and the inexactitude of the target setting process. It assures our shareholders that compensation will not be excessive.

BUSINESS PERFORMANCE FACTOR (BPF)

1. How does UDLP ensure that long-term business performance is not affected by the short-term focus of the plan?

     Research, business development and other significant strategic investments essential for the long-term growth of a business unit are considered in the target setting process.

2. Business performance targets are finalized early in the year. Can they be changed during the plan year?

     These are normally not changed during the year.

STRATEGIC PERFORMANCE FACTOR (SPF)

1.   What are Strategic Performance Objectives?

         They are a set of individual performance objectives established early each year by participants and their managers.
         SPF objectives include a few significant result level objectives that support the business unit or company strategies. These are not usually financial objectives, but they should be quantifiable. These objectives could include market share and cost improvements, diversity, management development, globalization, operational effectiveness, and product development, etc.

2. How does the rating of the strategic performance factor relate to the performance management (appraisal) process?

         Each evaluation is developed separately and at different times. These evaluations differ in the following significant ways:

         . SPF ratings apply to incentive plan participants only. This SPF rating considers performance of overall responsibilities, performance in unanticipated circumstances, contributions to management team as well as attainment of specific strategic performance objectives. Determination of the SPF rating includes both the degree of success and the degree of difficulty.

         . Performance appraisal ratings (needs improvement, good, etc.) apply to all salaried personnel. The primary purpose is to assess the total individual contribution and overall performance results in order to develop the individual's capabilities and contributions.

3. UDLP talks about stretch objectives. How does the company reward a participant for setting and hitting (or almost hitting) tougher objectives?

     Achievement of tougher objectives receives a higher strategic performance factor rating, which translates into a higher incentive award. For example, a participant who sets unusually demanding objectives and then misses one might receive a 1.4 SPF rating. A participant who sets more easily achieved objectives and then hits them all might receive 1.0 SPF rating.

WEIGHTING OF PERFORMANCE FACTORS

1. Do participants ever have their incentive calculated based on the results of more than one unit or organizational level? If so, why?

     Yes, in order to recognize the interdependence and the need for cooperation between units or organizational levels. This approach also recognizes a participant's responsibility for the performance of more than one business unit.

     The relative weightings of such split factors are determined by the relative influence the participant has upon the results of each unit or level. Participants who transfer during a plan year generally have their incentives calculated with two separate components. They will use the formula factors and weighting associated with both positions.

2.   How are weights established for SPF and BPF?

     Theoretically, the weights for these factors vary from one business unit to another, reflecting the relative importance of each factor to that unit during any one incentive period. At the present time, because of the need to attain certain financial results, BPF is 80% with SPF 20%.

3.   How are weights established for the financial measures?

     Within the business performance factor, performance measures are weighted depending on their relative contribution to a particular business. For example, in the immediate years following the sale of UDLP to Carlyle, buying down the debt was the most important financial objective, hence there was only one financial measure, cash flow.

INCENTIVE AWARD CALCULATION - EXAMPLE

     Your Strategic Performance Factor (SPF) is weighted at 20% and Business Performance Factor (BPF) weighted at 80%. Within the BPF, Cash Flow (CF) and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) are weighted 70% and 30%, respectively. This year, the Cash Flow rating was
     1.74 and the EBITDA was 2.00.

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Your SPF rating was:                           1.80
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Your Incentive Award Eligible Earnings were:   $130,000
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Your Incentive Award Target Percentage is:     25%
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Your Incentive Award Target Amount was:        $ 32,500
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INCENTIVE AWARD CALCULATIONS
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(1) WEIGHTED SPF DETERMINATION
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Your SPF Rating X SPF Weight Weighted SPF Rating
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1.80                       X .20            36
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(2) WEIGHTED CCF/EBITDA DETERMINATIONS
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CF contribution below, is the BPF weight times the CF weight; EBITDA
Contribution below, is the BPF weight times the EBITDA
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CF Contribution                                EBITDA Contribution
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Weighted Rating X Weight = Rating              Weighted Rating X Weight = Rating
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1.74              X  .56 = .9744               2.00   X .24 = .48
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(3) WEIGHTED CCF/EBITDA DETERMINATIONS
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CF contribution below, is the BPF weight times the CF weight; EBITDA
Contribution below, is the BPF weight times the EBITDA
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CF Contribution                                EBITDA Contribution
------------------------------------------------------------------- ------------
Weighted Rating X Weight = Rating              Weighted Rating X Weight = Rating
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1.74              X  .56 = .9744               2.00   X .24 = .48
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(4) YOUR AWARD DETERMINATION (ROUNDED TO NEAREST DOLLAR):
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TARGET AMOUNT         X       Total Rating     = Actual Incentive Award
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Target Amount     X        Total Rating = Actual Incentive Award
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$32,500                    1.8144              $58,968
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Approval:         SIGNED ORIGINAL ON FILE IN ARLINGTON OFFICE            1/1/98
                  -------------------------------------------
                  Robert N. Sankovich, Vice President, Human Resources

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Responsible Function:                                Human Resources

Revalidation Date:                                   July 2001
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